                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                Racom Systems, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

RACOM SYSTEMS, INC.
6080 Greenwood Plaza Blvd.,
Greenwood Village, CO 80111
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 22, 1998


NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders (the "Annual Meeting") of Racom Systems, Inc., a Delaware corporation (the "Company"), will be held on April 22, 1998, at 8:30 a.m., Mountain Time, at the Plaza III, 6400
S. Fiddlers Green Cir., Englewood, CO 80111, for the following purposes, each as more fully described in the attached Proxy Statement:

1. To elect six directors. The names of the nominees intended to be presented for election are: Charles Fear, Mark Davison, Chas Yap Hock Eng, George Stathakis, John Hinds and Richard Horton.

2. To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1998.

3. To transact other business as may properly come before the Annual Meeting or any adjournment(s) thereof.

Only record holders of Common Stock at the close of business on March 16, 1998 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment(s) thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting in person, in order to ensure your representation at the Annual Meeting, please mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a proxy.

                                       By Order of the Board of Directors

                                       /S/ Lillian V. Burkey
                                       -------------------
                                       Lillian V. Burkey
                                       Acting Secretary

Greenwood Village, Colorado
March 31, 1998

                                   March 27, 1998

Dear Shareholder,

1997 was a year of investment and a financially disappointing year for Racom Systems, Inc., yielding a loss of $3.7 million on revenues of $902,000, well short of our financial goals. Several contracts, including a multi-million dollar alliance agreement with Hitachi, Ltd., were not closed as originally anticipated during 1997. The Hitachi license agreement was finally executed after fourteen months of negotiation on January 15, 1998, giving Racom a strong financial start to 1998.

The Company's initial public offering ("IPO") on March 12, 1997, provided funds to repay outstanding debt, and more importantly, to expand its product development, marketing and sales. In September 1997, Racom announced the first in a series of advanced smart card products that are now under development. The RX Series became the first smart card to integrate contact and contactless operation on a single, smart card micro-controller. Currently used by the French National Rail in northern France, RX technology is the only microprocessor smart card technology utilizing contact and contactless technology to be successfully deployed in a real world multi-application setting.

Racom products continue to penetrate new markets that hold promise for future growth. Honeywell, Inc. adopted Racom smart tags to automate its thermostat production lines, while Tyco, a leading provider of printed circuit boards, uses Racom smart tags to track work-in-process. In Holland, residents of five cities now use Racom smart cards to store electronic cash for use in concessions and to gain access to swimming pools and lockers.

In North America, the demand for smart cards continues to lag behind the rest of the world. During 1997, Racom focused its sales and marketing efforts on automatic fare collection opportunities in Cleveland, Denver and Delaware. However, these projects were delayed as transit properties and local governments await the direction of the federal government, banks and bank associations with respect to smart card technology. While these events affected Racom's 1997 growth, leading technology corporations continue to invest in Racom technology to manufacture card products.

Racom has now signed multi-million dollar alliance agreements with three of the world's leading semiconductor companies, including Hitachi, Fujitsu and Rohm, each of which has licensed Racom technology for use in smart cards and radio frequency identification systems. These agreements have a significant impact on Racom and merit further discussion.

In addition to increased revenues generated by the sale of Racom smart card products and services in targeted markets, Racom's long term goals include earning a royalty on every contactless smart card and radio frequency identification ("RFID") tag sold worldwide by other companies using ferroelectric technology. According to market research performed by Dataquest, the smart card market is projected to grow at a rate of 30% per year to over 3 billion units by 2001. Royalties generated from the sale of smart card microchips in this market would be in addition to the nearer term license fees typically paid to Racom by licensees, who also provide access to their manufacturing capabilities for Racom products. Racom also earns additional non-recurring engineering revenues for products jointly developed with its license partners. Since royalties generate nearly 100% profit margins and the majority of the fifty-plus patents issued to Racom have expiration dates ranging from 2007 to 2015, each alliance agreement is a major potential contributor to Racom and shareholder value.

In 1997, Racom appointed two new members to its board of directors. Chas Yap Hock Eng joined the board in October 1997. Mr. Yap is the current technology development director of IRIS Technologies, which is based in Kuala Lumpur, Malaysia and one of Asia's leading developers of smart cards systems. On December 18, 1997, John A. Hinds joined Racom's board. A former executive vice president of VeriFone, Inc. until July 1996, Mr. Hinds replaced board member David Sikes, chairman and CEO of Ramtron International Corp., who left to focus on the growing demand for Ramtron's specialty memory products. While at VeriFone, Mr. Hinds was responsible for all field operations worldwide, including engineering, marketing, and sales for products in the U.S. and in more than 80 countries internationally. Prior to his employment at Verifone, Mr. Hinds was the President of AT&T International. We believe Mr. Yap and Mr. Hinds bring valuable experience and insight to Racom.

Racom's mission is to be the leader in contactless smart card technology, but more importantly to generate corporate profitability and increased shareholder value. While new products and licensing agreements take many months to develop, royalty streams take years to grow. Once they begin to flow, however, both quarterly revenues and profits tend to become more predictable and highly valued by the investment community. Our message to shareholders is to be patient with the company and the stock as we lay the foundation for long-term growth and profitability.

We appreciate the support of our employees and you, our shareholders, and hope that this provides a better understanding of Racom's goals, opportunities and commitment.


Sincerely,


/s/ Richard L. Horton                  /s/ Charles A. Fear
---------------------------            ---------------------------
Richard L. Horton                      Charles A. Fear
President and CEO                      Chairman

RACOM SYSTEMS, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited by and on behalf of the Board of Directors of Racom Systems, Inc., a Delaware corporation ("Racom" or the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, April 22, 1998, at 8:30 a.m., Mountain Time, or at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Plaza III, 6400 S. Fiddlers Green Cir., Englewood, CO 80111.

These proxy solicitation materials were first mailed on or about March 31, 1998 to all stockholders entitled to vote at the Annual Meeting.

Only stockholders of record at the close of business on March 16, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. At the Record Date, 13,272,532 shares of the Company's $.01 par value per share Common Stock ("Common Stock") were issued and outstanding.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Acting Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

The Company's principal place of business is 6080 Greenwood Plaza Blvd., Greenwood Village, Colorado 80111.

VOTING AND SOLICITATION

On all matters, each share of Common Stock has one vote. The affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required for the approval of matters submitted to the stockholders for a vote. Abstentions are counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of a plurality or of "votes cast." Broker non-votes are counted as shares that are present and entitled to vote for purposes of determining a quorum. If a broker indicates on the proxy that it does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for purposes of determining the presence of a quorum but will not be treated as present and entitled to vote with respect to that matter (even though such shares are considered present and entitled to vote for quorum purposes and may be entitled to vote on other matters).

The costs of this solicitation will be borne by the Company. The Company has retained the services of American Securities Transfer & Trust, Inc. to assist in distributing proxy materials to brokerage houses, banks, custodians and other nominee holders. The estimated cost of such services is $533 plus out-of-pocket expenses. Although there are no formal agreements to do so, the Company may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners. Proxies may be solicited personally or by telephone or telegram by certain of the Company's directors, officers and regular employees, without additional compensation.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

Proposals of stockholders of the Company which are intended to be presented by such stockholders at the 1999 annual meeting of stockholders of the Company must be received by the Company no later than November 2, 1998, in order that they may be included in the proxy statement and form of proxy relating to that annual meeting. It is recommended that stockholders submitting proposals direct them to the Secretary of the Company by certified mail, return receipt requested, in order to ensure timely delivery. No such proposals were received with respect to the Annual Meeting scheduled for April 22, 1998.

PROPOSAL 1 - ELECTION OF DIRECTORS

NOMINEES

A board of six directors will be elected at the Annual Meeting. Unless otherwise instructed, proxy holders will vote the proxies received by them for the six nominees named below, all of whom are currently directors of the Company. It is not expected that any nominee will be unable or will decline to serve as a director. If, however, any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below and not for a greater number of persons than the number of nominees listed below. The term of office of each person elected as a director at the Annual Meeting will continue until the next annual meeting of stockholders and such time as his successor is duly elected and qualified or until his earlier resignation, removal or death.

The names of the nominees, who constitute all of the current directors, and certain information about them, are set forth below:

Name                     Age            Position(s) with the Company
----                     ---            ------------------------------------
Charles A. Fear          44             Chairman of the Board of Directors
Richard L. Horton        52             Chief Executive Officer, President,
                                        Chief Financial Officer and Director
Mark R. Davison          48             Director
George J. Stathakis      66             Director
Chas Yap Hock Eng        52             Director
John A. Hinds            61             Director


THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held a total of six meetings during 1997 and did not act by unanimous written consent during 1997. Mr. Chas Yap Hock Eng was appointed to the Company's Board of Directors in October 1997 and was unable to attend the Board meeting held in December 1997.

The Compensation Committee, which during 1997 was comprised of Charles A. Fear and George Stathakis, did not have any meetings during 1997. The Compensation Committee makes recommendations to the Board of Directors regarding salaries, bonuses, stock option grants and other compensation and benefits for directors, officers and employees.

The Audit Committee was established in early 1998. The Audit Committee is currently comprised of Messrs. Hinds and Stathakis and recently met on March 9, 1998 to review the results of the audit of the 1997 financial statements. The Audit Committee recommends the engagement of independent auditors, reviews the scope of audits proposed by the independent auditor, reviews results of audit engagements and generally performs functions related to financial matters of the Company.

The Company does not have a nominating committee or any committee. The Board as a whole performs the functions thereof.

COMPENSATION OF DIRECTORS

Directors who are not officers of the Company are not paid monthly fees. Directors are reimbursed for reasonable expenses for attending Board of Directors' meetings. Non-employee directors of the Company are eligible to be granted nonqualified stock options under the Company's Amended and Restated 1993 Employee Stock Plan.

EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of the Company, and certain information about them, are as follows:

Name                Age  Position(s)
----                ---  -----------
Richard L. Horton   52   Chief Executive Officer, President,
                         Chief Financial Officer and Director
Douglas J. Sheldon  39   Vice President of Product Development and Operations
Oliver W. Gatchell  45   Vice President, Alliances and
                         Corporate Relations
Perry H. Moss       38   Vice President, Marketing and Sales

Officers are appointed by and serve at the discretion of the Board of Directors. Each officer was appointed for a term ending upon his death, resignation, removal or appointment and qualification of a successor.

The principal occupation of each director and executive officer of the Company, for at least the past five years, is as follows:

CHARLES A. FEAR is an Investment Banker and was formerly Chairman of Intag International Limited ("Intag"), a publicly held Australian company. Intag, a promoter and founder of the Company, is currently one of its principal stockholders and also holds a license from the Company to use the Company's FRAM technology. Since 1992, Mr. Fear has been an Executive Director of Poynton Corporate Limited, the corporate advisory arm of Hartley Poynton Limited, a regional Australian stockbroker, and an associate of RBC Dominion Securities Ltd. Mr. Fear is also a shareholder of Hartley Poynton. Mr. Fear is a Fellow of the Institute of Chartered Accountants and a Fellow of the Australian Institute of Company Directors. From 1985 to 1992 he was a partner of KPMG Peat Marwick ("KPMG"), where he provided corporate advisory services for KPMG clients involving business valuations, mergers, acquisitions, corporate reconstructions and capital raisings.

RICHARD L. HORTON joined the Company as President in June 1992 and has acted as its Chief Executive Officer since May 1995 and its Chief Financial Officer since January 1996. From 1988 to June 1992, he was President of Ramtron International Corporation ("Ramtron"), a publicly-held specialty semiconductor manufacturer. Ramtron was a promoter and founder of the Company and is currently a principal stockholder and licensor to the Company of the FRAM technology upon which the Company's Smart Card products are based. From 1981 to 1987, Mr. Horton founded two start-up ventures in the computer systems and semiconductor industries, which were subsequently acquired by other firms. From 1985 to 1987, Mr. Horton also acted as the Director of the digital products division for Honeywell, Inc. Mr. Horton served in the United States Navy from 1962 to 1966 and earned B.S.E.E. and M.B.A. degrees from Southern Methodist University and Pepperdine University, respectively.

MARK R. DAVISON was a partner with the law firm of Freehill Hollingdale &
Page from 1978 to 1984, a Director of Rothschild Australia Limited from 1984 to 1985 and a founding Director of Gresham Partners Limited from 1985 to 1991. He has been a director of Intag since July 1992. In December 1991 Mr. Davison founded the AusAsean Group, which provides investment banking, development and venture capital funds management. Mr. Davison is also a director of BRL Hardy Limited, Intag International Limited and other Australian public and private companies. Mr. Davison is an investment banker and has been a solicitor of the Supreme Court of New South Wales. He holds a degree in Arts
(1971) and Law (1973) from the Australian National University, a Masters of Laws from the University of London (1976) and has completed the Advanced Management Programme at Harvard School of Business Administration (1983).

GEORGE J. STATHAKIS has been a director of Ramtron since March 1990. Mr. Stathakis serves on the Board of Directors for Calpine Corporation, Ramtron International and Oregon Steel Mills, Inc. Mr. Stathakis also served as Chairman of the Board and Chief Executive Officer of Ramtron from March 1990 until June 1994 and, in an interim capacity, from February 1995 until April 1995. Since 1991, he has acted as a consultant to Calpine Corporation, a publicly held independent power company. From 1986 until 1989, Mr. Stathakis served as Chairman of the Board and Chief Executive Officer of International Capital Corporation, a subsidiary of American Express. Mr. Stathakis retired from General Electric Corporation ("GE") after 32 years in management and executive positions. In 1971, he was appointed Vice President of GE and General Manager of the Nuclear Energy Division. In 1977, he was appointed General Manager of GE's International Trading Operations. Mr. Stathakis founded the General Electric Trading Company in 1982 and was appointed its first President and Chief Executive Officer. Mr. Stathakis graduated from the University of California at Berkeley with Bachelor of Science and Master of Science degrees in engineering. In 1985, Mr. Stathakis was appointed by President Reagan as a member of the President's Export Council, and he served on such Council until 1987.

CHAS YAP HOCK ENG joined the Company's Board of Directors in October 1997. Mr. Yap is currently, and has been for six years, the Technology Development Director of IRIS Technologies Sdn. Bhd. in Kuala Lumpur, Malaysia. As Technology Development Director, his principal responsibilities include developing smart card technology, integrating disparate technologies to result in security solutions and to enhance contact and contactless smart card technology enabling technologies in the area of biometrics. Mr. Yap also serves on the Board of Directors of TL Technology Research (Malaysia, Hong Kong and the United Kingdom), Power Metric Consultants (Malaysia), Summit Technology Ltd. (Hong Kong) and MCS Ltd. (United Kingdom). Prior to his position at IRIS, Mr. Yap founded three companies in the United Kingdom, including MCS, Ltd., Supply Technology Ltd. and Peripherals Connection Ltd., which specialized in the import, assembly and sale of personal computers and associated peripherals. Mr. Yap received a Business Management degree from the Harrow College of Business Administration and conducted engineering studies at Holloway Polytechnic and South West London Polytechnic in the United Kingdom.

JOHN A. HINDS joined the Company's Board of Directors on December 18, 1997. Mr. Hinds currently serves on the Board of Directors and has provided consulting services to various domestic and international business, cultural, and educational organizations. Mr. Hinds, an executive vice president of VeriFone, Inc. until July 1996, replaced board member David Sikes, chairman and CEO of Ramtron International Corp., who left to focus on the growing demand for his time to manage Ramtron's specialty memory products. While at VeriFone, Mr. Hinds was responsible for all field operations worldwide, including engineering, marketing, and sales for products in the U.S. and in more than 80 countries internationally. He joined VeriFone in March 1993 from AT&T, where he served as senior vice president, international, of the parent company and president of AT&T International. Prior to AT&T, Mr. Hinds spent 11 years with the General Electric company in a variety of management positions. Mr. Hinds was also president of the Geneva-based International Organization for Standardization for the 1992-1994 term.

DOUGLAS J. SHELDON is the Company's Vice President of Product Development and Operations. Prior to joining the company, he was responsible for the manufacturing engineering activities of FLASH EEPROMs for ATMEL Corporation. Dr. Sheldon was at Ramtron from 1988 to 1994 in positions of Reliability/QA Manager and Technology Development Manager. He has developed patented ferroelectric processes and been an invited speaker on ferroelectric memory reliability. Dr. Sheldon held various positions in device physics and process integration with INMOS Corporation, Honeywell SSED, and NCR Corporation.
Dr. Sheldon holds a bachelor's degree in Physics from University of Colorado, a Masters degree in Physics from University of Oregon, and a Doctorate degree in Management from Colorado Technical University.

PERRY H. MOSS is the Company's Vice President of Marketing and Sales and is responsible for the development, marketing, and sales of Smart Card and Smart Card related products. From January 1987 until he joined the Company in February 1997 he held various positions at Metrum, a former division of Honeywell. His most recent position at Metrum was Marketing Manager where he was responsible for the development and marketing of the Metrum' s line of instrumentation recording systems. He was also responsible for International Sales and Contracts. Previous responsibilities at Metrum included product management, engineering project management and software development. Prior to joining Honeywell/Metrum, Mr. Moss was employed by Quark, Inc. and United Technologies in various engineering capacities. Mr. Moss has a B.S.E.E./C.S. degree and a M.B.A. from the University of Colorado.

OLIVER W. GATCHELL is the Company's Vice President of Alliances and Corporate Relations and is responsible for managing Racom alliance partners. Mr. Gatchell joined the company in January 1994 and managed European Sales and Distribution until 1998. From April 1990 to December 1993, Mr. Gatchell was a North American and international regional sales manager for Ramtron International. Prior to his employment with Ramtron, Mr. Gatchell worked for Digital Equipment Corp. from April 1985 to March 1990, where he was account manager for the sale of enterprise systems and services to MCI, AT&T and Contel. From June 1980 to March 1985, Mr. Gatchell worked for two Trammel Crow Companies as an international sales manager. Mr. Gatchell holds an MA Economics from the University of Arkansas and a BA Philosophy from Hendrix College.

CHARLES R. BROSHOUS, was the Company's Vice President for Transportation, until February 1998, and was responsible for managing the Company's transportation-related Smart Card business, including its automated fare collection (AFC) systems for public transit. From August 1993 until he joined the Company in January 1996, Mr. Broshous served as the first President of the MTA Card Company, a fare collection subsidiary of the New York Metropolitan Transportation Authority ("Authority"). From 1982 to August 1993, Mr. Broshous served the Authority in a variety of capacities, completing service as its Senior Vice President for Operations Support. In this capacity, Mr. Broshous managed the logistics portfolio of the Authority, overseeing among other functions a $2 billion per year fare collection operation which covered approximately 60% of the Authority's operating expenses. During his tenure, he converted the Authority from its historic reliance on tokens to a new, all-electronic AFC system. Mr. Broshous is a West Point graduate and U.S. Army veteran who holds Masters degrees in civil engineering and in economics from Princeton University.

MICHAEL L. MALMER was the Company's Vice President of Engineering until November 1997 and was responsible for the engineering development of the Company's Smart Card products. Prior to joining the Company in February 1992, he was Engineering Vice President of Destron/IDI, an early participant in radio frequency identification technologies, from July 1986 to October 1991. In 1980, he was a founder of Prolink Corporation and acted as its Vice President from 1980 to 1984. Mr.Malmer held engineering positions at Unisys and Boeing from 1961 to 1973. He holds a B.S.E.E. degree from Case Institute of Technology and engaged in computer engineering masters degree work at the University of Michigan (Ann Arbor) and other universities.

WILLIAM H. JACOBS was the Company's Vice President of Business Development until February 1998 and was responsible for the development and marketing of new Smart Card products. From March 1990 until he joined the Company in June 1996, he was Director of Product Marketing for Netwise, Inc. Mr. Jacobs marketed the Netwise, Inc. line of network software integration tools to support personal computers, UNIX systems and IBM mainframes systems until the line was sold to Microsoft in November of 1995. Prior to his employment with Netwise, Inc., Mr. Jacobs managed computer operating system product lines for 11 years as an employee of Apple Computer, Inc. and Hewlett Packard Co. He holds a B.S.E.E. degree from the University of Missouri.

COMMON STOCK OWNERSHIP OF
PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 16, 1998 by: (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock; (ii) each of the Company's directors; (iii) each of the executive officers named in the Summary Compensation Table; and (iv) all current directors and executive officers of the Company as a group:

                                      Number of Shares
Name of Beneficial Owner(1)          Beneficially Owned   Percent of Class
---------------------------          ------------------   ----------------
Charles A. Fear(1)                              45,000              .3%
Level 22 Allendale Square
77 St. Georges Terrace
Perth, Western Australia 6000

Richard L. Horton(2)                           550,000             4.0%
6080 Greenwood Plaza Blvd.
Greenwood Village, CO 80111

Mark R. Davison(3)                              45,000              .3%
Level 6
36 Carrington Street
Sydney, NSW 2154 Australia

George J. Stathakis(4)                          45,000              .3%
One Bush Street, 15th Floor
San Francisco, CA 94104

Chas Yap Hock Eng(5)                            25,000              .2%
10 JLN SS20/7 Damansara Utama
Petaling, Jaya 47400
Malaysia

John A. Hinds(6)                                80,000              .6%
61818 Red Meadow Ct.
Bend, Oregon 97702

Intag International Limited(7)               5,744,298            42.3%
9th Floor, Kyle House
27-31 Macquarie Place
Sydney NSW 2000
Australia

Ramtron International Corporation(8)         5,051,452            37.4%
1850 Ramtron Drive
Colorado Springs, CO 80921

Michael M. Malmer(9)                           200,000             1.5%
1766 W. Choke Cherry Dr.,
Louisville, CO 80027

Charles R. Broshous(10)                         25,000              .2%
1320 Old Antlers Way
Monument, CO 80132

All directors and officers as a
group (11 persons)(1)(2)(3)(4)(5)(6)(9)(10)  1,068,500             6.2%

(1) Includes options to purchase 25,000 shares of Common Stock at $2.50 per share until October 26, 2000, or 90 days after termination, whichever is earlier, and options to purchase 20,000 shares of Common Stock at $1.40 per share until December 31, 2002, or 90 days after termination, whichever is earlier, issued under the Company's 1993 Employee Stock Plan.

(2) Includes options to purchase 550,000 shares of Common Stock at $1.13 per share until December 18, 2002 issued under the Company's 1993 Employee Stock Plan.

(3) Includes options to purchase 25,000 shares of Common Stock at $2.50 per share until May 15, 2001, or 90 days after termination, whichever is earlier, and options to purchase 20,000 shares of Common Stock at $1.40 per share until December 31, 2002, or 90 days after termination, whichever is earlier, issued under the Company's 1993 Employee Stock Plan. Does not include 5,422,532 shares of Common Stock or 321,766 common stock purchase warrants held by Intag, a publicly held Australian company for which Mr. Davison serves as a director.

(4) Includes options to purchase 25,000 shares of Common Stock at $2.50 per share until October 26, 2000, or 90 days after termination, whichever is earlier, and options to purchase 20,000 shares of Common Stock at $1.40 per share until December 31, 2002, or 90 days after termination, whichever is earlier, issued under the Company's 1993 Employee Stock Plan. Does not include 4,800,000 shares of common stock or 251,452 common stock purchase warrants held by Ramtron International Corporation, a publicly-held corporation for which Mr. Stathakis serves as a director.

(5) Comprised of options to purchase 25,000 shares of Common Stock at $2.44 per share until June 10, 2002, or 90 days after termination, whichever is earlier, issued under the Company's 1993 Employee Stock Plan. Does not include 5,422,532 shares of Common Stock or 321,766 common stock purchase warrants held by Intag, a publicly held Australian company for which Mr. Yap serves as a director.

(6) Comprised of 5,000 shares and options to purchase 75,000 shares of Common Stock at $1.13 per share until December 18, 2002, or 90 days after termination, whichever is earlier, issued under the Company's 1993 Employee Stock Plan.

(7) Includes 200,000 common stock purchase warrants exercisable at $2.50 per share at any time until June 13, 1999 and 121,766 common stock purchase warrants exercisable at $2.50 per share exercisable at any time until October 4, 2001.

(8) Includes 251,452 common stock purchase warrants exercisable at $2.50 per share at any time until October 4, 2001.

(9) Includes options to purchase 200,000 shares of Common Stock at $1.00 per share until May 25, 1998.

(10) Includes options to purchase 25,000 shares of Common Stock at $2.50 per share until June 30, 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company's directors and officers and persons holding more than ten percent of the Company's Common Stock are required to report their ownership of the Company's Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC"). The specific due dates for these reports have been established by the SEC, and the Company is required to report in this Proxy Statement any failure to file by the established dates. To the knowledge of the Company and based solely on a review of the Section 16(a) reports furnished to the Company during 1997: (i) Chas Yap Hock Eng was delinquent in filing one Form 3, and (ii) John A. Hinds was delinquent in filing one Form 3.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

The following table sets forth certain information for the three years ended December 31, 1997 concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer during 1997 and each of the four other most highly compensated executive officers of the Company whose compensation during 1997 exceeded $100,000:

                                                       Annual Compensation
                                           ---------------------------------------------------
Name and                                                          Stock       Other annual
Principal Position                 Year    Salary($)   Bonus($)  Options   Compensation ($)(4)
------------------                 ----    ---------   --------  -------   -------------------
Richard L. Horton,
 President(1)                      1997    180,000         0     550,000         17,877
                                   1996    179,122         0           0              0
                                   1995    158,244         0           0              0
Michael M. Malmer, Vice
 President of Engineering(2)       1997    115,502         0           0          9,648
                                   1996    107,850         0           0              0
                                   1995    104,200         0           0              0

Charles R. Broshous, Vice
 President of Business
 Solutions(3)                      1997    123,500         0           0              0
                                   1996     60,000         0     100,000              0

The Company has not paid or granted any long-term compensation awards or payouts. The Company's independent directors do not receive compensation for Board meetings but are reimbursed for out-of-pocket expenses incurred connection therewith. In addition, Directors are granted non-qualified options to purchase 25,000 shares of common stock of the Company upon appointment to the Board of Directors. Each Director earns additional non-qualified options to purchase 20,000 shares of common stock of the Company upon completion of each full calendar year of service on the Board of Directors.

-------------

(1) Mr. Horton joined the Company as President in 1994. In 1993, Mr. Horton was granted options to purchase 500,000 shares of the Company's Common Stock at $1.00 per share which were to expire in May 1998. During December, 1997, the Board of Directors approved the grant to Mr. Horton of options to purchase 550,000 shares of Common Stock at the then current market price of $1.13 per share and to expire on December 18, 2002, and Mr. Horton agreed to cancel his original stock option grant.

(2) Mr. Malmer was employed as the Vice President of Engineering until November, 1997.

(3) Mr. Broshous joined the Company in 1996 and served as Vice President of Transportation, a business group charged with marketing and selling the Company's products vertically into the transportation and banking industries until February 1998. Mr. Broshous was granted options to purchase 100,000 shares of the Company's common stock at $2.50 per share.

(4) During May 1997, the Company changed its vacation policy to allow for only eighty hours to be carried over at the end of each calendar year. In order to compensate those employees who had carried over more than 80 hours at the end of 1996, the Company paid out the accrued vacation in excess of 80 hours. Mr. Horton was paid $17,877 for 206.58 hours and Mr. Malmer was paid $9,648 for 179.96 hours of accrued vacation.

OPTION GRANTS IN 1997

The following table sets forth certain information concerning stock option grants in 1997 to each of the executive officers named in the Summary Compensation Table who received stock option grants in 1997.

                                       Individual Grants
                               ---------------------------------
                                No. of
                              Securities   % of Total
                              Underlying    Options
                               Options     Granted to   Exercise
                               Granted     Employees      Price      Expiration
Name                             (#)       in 1997(1)   ($/Share)      Date
------                        ----------   ----------   ---------    ----------
Richard L. Horton,
 President                      550,000        80%         $1.13    December 2002

AGGREGATED OPTIONS EXERCISED IN 1997 AND OPTION VALUES AT DECEMBER 31, 1997

The following table sets forth the aggregate number of options held as of the end of 1997 by the executive officers named in the Summary Compensation Table. None of the executive officers named in the Summary Compensation Table exercised options during 1997.

                                 Number of Securities        Value of Unexercised
                                Underlying Unexercised       In-the-Money Options
                                Options at 12/31/97(#)         at 12/31/97($)*
                              --------------------------  --------------------------
Name                          Exercisable  Unexercisable  Exercisable  Unexercisable
----                          -----------  -------------  -----------  -------------
Richard L. Horton               550,000         -0-         151,800         -0-

Michael M. Malmer(1)            250,000         -0-         101,500         -0-

Charles R. Broshous(2)           25,000         -0-            -0-          -0-

-------------

* Represents the difference between the closing price of the Company's Common Stock on December 31, 1997 as reported on The Nasdaq Stock Market (i.e., $1.406 per share) and the exercise price of such options.

     (1) Mr. Malmer exercised options to purchase 40,000 and 10,000 shares of the Company's Common Stock in February and March, 1998, respectively.

     (2) Exercise price of these options to purchase shares of the Company's Common Stock is $2.50, which exceeds the closing price of the Company's Common Stock on December 31, 1997.

COMPENSATION COMMITTEE

The members of the Company's Compensation Committee during 1997 were George J. Stathakis, and Charles A. Fear. There were no executive officers or employees of the Company that were members of the Company's Compensation Committee during 1997. The Compensation Committee did not have any meetings during 1997.

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 1997, the Company issued 160,000 common shares to INTAG for consideration received related to the amendments to the Technology and Supply Agreements.

During 1996, INTAG advanced approximately $340,000 to the Company under various notes payable agreements, which carried interest at 10% per annum and were due on demand. As of December 31, 1996, the related party notes payable to INTAG had total principal and interest outstanding of $879,576. Additionally, $55,452 of accrued interest remained outstanding from a working capital facility previously provided the Company by INTAG. In 1996, Ramtron advanced $175,000 to the Company under a note payable agreement which carried interest at prime plus 2% (10.25% at December 31, 1996) and was due on demand. As of December 31, 1996, the related party note payable to Ramtron had total principal and interest outstanding of $94,568. During 1997, the Company used proceeds from its IPO to repay all debt and interest outstanding to Ramtron and INTAG.

On April 15, 1997, the Company signed an agreement ("Tripartite Agreement") with Ramtron and INTAG to significantly increase the availability of Ramtron's FRAM technology for use in RFID markets and applications. The Tripartite Agreement replaces all existing licensing, supply and memorandum of understanding agreements between the related parties. Under the Tripartite Agreement, the Company retained the rights to sublicense Ramtron's ferroelectric technology for use in ferroelectric RFID products to no more than five (5) parties pursuant to Ramtron's approval. The Company has, to date, sublicensed such technology to two separate companies. Ramtron has agreed to coordinate its own licensing of FRAM technology, including the licensing of FRAM technology for use in RFID applications with the Company, until such time as the Company completes its five sublicensing agreements. The parties to the Tripartite Agreement have agreed to share, with certain limitations, future licensing and royalty revenues associated with such ferroelectric RFID licensing activities. In addition, Ramtron granted the Company the right to purchase certain agreed upon percentages of its FRAM product manufacturing capacity. As of December 31, 1997, the Company had not received or paid any royalties or licensing fees under the Tripartite Agreement as there were no sales of products, as defined, through December 31, 1997. The Tripartite Agreement eliminates the requirements that the Company purchase from Ramtron minimum quantities of ferroelectric RFID semiconductor chips as originally required under the Technology and Supply Agreements. For the years ended December 31, 1996 and 1997, the Company made purchases from Ramtron of approximately $281,000 and $34,000, respectively. The Tripartite Agreement remains effective until expiration of the last of Ramtron's patents.

The Company believes the terms of the above transactions were fair, reasonable and consistent with terms that could be obtained from nonaffiliated third parties. Any future transactions with affiliates of the Company will be approved by the disinterested members of the Company's Board of Directors.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has appointed Arthur Andersen LLP, independent auditors, to audit the Company's consolidated financial statements for the year ending December 31, 1998. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF APPOINTMENT OF THE INDEPENDENT AUDITORS NAMED ABOVE.

                                OTHER MATTERS

The Company currently knows of no matters to be submitted at the Annual Meeting other than those described herein. If any other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 1997 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE PROVIDED TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, Racom Systems, Inc., 6080 GREENWOOD PLAZA BLVD., GREENWOOD VILLAGE, COLORADO 80111.

PROXY                                                                     PROXY

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                            RACOM SYSTEMS, INC.

                    1998 Annual Meeting of Stockholders

The undersigned stockholder(s) of Racom Systems, Inc., a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated March 31, 1998, and hereby appoints Richard L. Horton and John A. Hinds, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held April 22, 1998, at 8:30 a.m., Mountain Time, at the Plaza III, 6400 S. Fiddlers Green Cir., Englewood, CO 80111, and at any adjournment(s) thereof, and to vote all shares of Common Stock to which the undersigned would be entitled, if then and there personally present, on the matters set forth on reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

DO NOT FOLD, STAPLE OR MUTILATE.

                        (To be Signed on Reverse Side)
                               SEE REVERSE SIDE

                             RACOM SYSTEMS, INC.
          PLEASE MARK VOTES AS IN THIS EXAMPLE USING DARK INK ONLY.
                                    (X)

1.  ELECTION OF DIRECTORS:

Nominees:   Charles Fear; Mark Davison; Chas Yap Hock Eng; George Stathakis;
            John Hinds and Richard Horton

                       FOR            WITHHELD
                       ALL            FROM ALL
                    NOMINEES          NOMINEES
                       ( )               ( )

FOR, except vote withheld from the following nominee(s):

     ( )
        ---------------------------------------------------------------------
                               List Nominees(s)

2.  APPOINTMENT OF INDEPENDENT AUDITORS:

To ratify the appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1998, as described in the Proxy Statement.

          FOR          AGAINST          ABSTAIN
          ( )            ( )              ( )

3. OTHER BUSINESS: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

Any one of such attorneys-in-fact or substitutes as shall be present and shall act at said meeting or any adjournment(s) thereof shall have and may exercise all powers of said attorney-in-fact hereunder.

                                                  Dated     ________________1998

Signature(s)______________________________________________

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

================================================================================
                                              BY ORDER OF THE BOARD OF DIRECTORS

                                                           /s/ Lillian V. Burkey
                                                          ----------------------
                                                               Lillian V. Burkey
                                                                Acting Secretary

                                                     Greenwood Village, Colorado
                                                                  March 31, 1998